News Release

PARTIES REACH RAL SETTLEMENT AGREEMENT

CHICAGO, Ill., April 19, 2006. Plaintiff class representative Lynne A. Carnegie has reached an agreement with H&R Block, Inc. (NYSE:HRB) and Beneficial National Bank, for itself and its successors, that would settle a 1998 Chicago class action lawsuit related to refund anticipation loans (RALs).

The proposed $39 million settlement, which would be paid equally by Beneficial National Bank and H&R Block, was filed today in an action that has been pending in the U.S. District Court for the Northern District of Illinois under the caption Carnegie v. Household International, Inc., et al. The proposed settlement would cover RALs that had been funded by Beneficial National Bank and offered through an H&R Block office from April 8, 1994 through December 31, 1996. Overall, the proposed nationwide settlement would make available cash payments to approximately 1.7 million class members who made approximately 2 million individual RAL transactions.

The proposed settlement makes at least $30 million cash available to the class. Class members who submit valid timely claims will receive a cash payment for each RAL. The amount per RAL will depend on the number of claims to be paid. The remainder of the settlement fund would be used to reimburse plaintiff’s counsel for the costs of the litigation and pay their fees, and also cover costs associated with mailing and publishing the class notice and administering the settlement.

The proposed settlement is subject to the review and approval of U.S. District Judge Elaine Bucklo. If Judge Bucklo grants preliminary approval of the settlement, then the parties anticipate that notices will be mailed to class members within 45 days thereafter. Class members would have the right to exclude themselves from the settlement, subject to certain limitations, or to object to its terms at a fairness hearing that would be held later in 2006.

###

Media Contacts:

Diane Soucy Bergan, 847-564-6761 – for Beneficial National Bank

Linda McDougall, 816-932-7542 – For H&R Block

Steven E. Angstreich, Esquire, 800-601-1616 – For Plaintiffs

Peter Linden, Esquire, 888-529-4787 – For Plaintiffs

CHICAGO_1388664_3